Exhibit 10.29

March 14, 2021

This document confirms that HillCour, Inc. (the “Parent”) will provide additional capital as required to Continental Benefits, LLC ("Subsidiary Company") as further indicated below:

1.	Additional Capital. Parent will provide Subsidiary Company with additional capital, in a form to be mutually determined, as required to enable Subsidiary Company to fund its working obligations. Such funds will be provided to the Parent subsidiaries which hold equity interests in Subsidiary Company for contribution to Subsidiary Company. We will support the Subsidiary Company’s operations as needed through April 30, 2022. Based on the Company’s current projections, we anticipate the support may be in the range of $6.5 million to $8 million.
2.	Term and Termination. This commitment is effective as of the date hereof and shall continue in effect until April 30, 2022.
3.	Governing Law. The provision of capital shall be made pursuant to and shall be construed and enforced in accordance with the laws of the State of Florida without giving effect to principles regarding conflict of laws.
4.	Entire Agreement; Amendment; Waiver. This commitment represents the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and, may be amended, supplemented, or changed, and any provision hereof may be waived, only by a written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification, or waiver is sought.
5.	Binding Effect. This commitment shall be binding upon and inure to the benefit of the successors, assigns, heirs and legal representatives of Parent and Subsidiary Company.

/s/ Damien Lamendola

By:	Damien Lamendola
Its	Owner

4830 W. Kennedy Blvd, Suite 100, Tampa, FL 33609 ∙ Phone: 863-825-4171